Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements give effect to the Merger. Ra Medical Systems, Inc. (“Ra Medical” or “the Company”) was preliminarily determined to be the accounting acquirer based upon the terms of the Merger and other factors including Ra Medical’s security holders retaining voting control.

In the unaudited pro forma condensed combined financial statements, the Merger will be accounted for as a business combination using the acquisition method of accounting under accounting principles generally accepted in the United States, or “U.S. GAAP” and Ra Medical, as the accounting acquirer, will record the assets acquired and liabilities assumed of Catheter Precision, Inc. (“Catheter Precision”) at their fair values as of the acquisition date. Ra Medical and Catheter Precision have determined a preliminary estimated purchase price consideration calculated as described in Note 2 to the unaudited pro forma condensed combined financial statements. Purchase price consideration in excess of the estimated fair value of net assets acquired and net liabilities assumed has been presented as goodwill and intangible assets in the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined balance sheet as of December 31, 2022 gives effect to the Merger as if it took place on December 31, 2022 and combines the historical balance sheets of Ra Medical and Catheter Precision as of such date. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 gives effect to the Merger as if it took place as of January 1, 2022, and combines the historical results of Ra Medical and Catheter Precision for the period. The historical financial statements of Ra Medical and Catheter Precision have been adjusted to give pro forma effect to events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statement of operations, at the date hereof are expected to have a continuing impact on the combined companies’ results.

In separate transactions, the Company reduced the exercise price of certain existing Ra Medical warrants and the Company entered into a warrant inducement offer letter with the warrant holder, pursuant to which the warrant holder would exercise up to all of the existing Ra Medical warrants. In consideration, the Company received approximately $1.1 million in net proceeds.

The Company also entered into a Securities Purchase Agreement for a private placement which was approved by the Company’s stockholders on March 21, 2023. The Company intends to use the $7.4 million of net proceeds from the private placement, among other things, to advance the development and commercialization of the novel electrophysiology technologies and solutions of the combined company. In addition, net proceeds will be used to support general corporate purposes.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. The unaudited pro forma condensed combined financial statements and pro forma adjustments have been prepared based on preliminary estimates of fair value of consideration, assets acquired and liabilities assumed. Differences between these preliminary estimates and the final acquisition accounting are likely to occur and these differences could be material as compared to the accompanying unaudited pro forma condensed combined financial statements and the combined companies’ future results of operations and financial position.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be

See notes to unaudited pro forma condensed combined financial information.

associated with the integration of the two companies, if any. The unaudited pro forma condensed combined financial information is preliminary and has been prepared for informational purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Ra Medical and Catheter Precision been a combined company during the specified period.

The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the separate Ra Medical and Catheter Precision historical financial statements, and their respective management’s discussion and analysis of financial condition and results of operations referenced or included as exhibits to this Form 8-K.

See notes to unaudited pro forma condensed combined financial information.

RA MEDICAL SYSTEMS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(in thousands)

As of December 31, 2022

	Historical		Pro Forma
	Ra Medical	Catheter Precision	Pro Forma Adjustments	Notes	Other Transactions	Notes	Pro Forma Results
Assets
Current assets:
Cash and cash equivalents	$15,859	$33	$(1,075)	4.c	$7,360	3.	$18,322
					1,145	3.
					(5,000)	3.
Accounts receivable, net	—	76	—		—		76
Other current assets	977	76	—		—		1,053
Total current assets	16,836	185	(1,075)		3,505		19,451
Property and equipment, net	—	26	—		—		26
Operating lease right-of-use assets	—	119	—		—		119
Intangible assets	—	—	37,000	4.a	—		37,000
Goodwill	—	—	66,042	4.a	—		66,042
Total assets	$16,836	$330	$101,967		$3,505		$122,638
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$92	$914	$—		$—		$1,006
Accrued expenses	7,484	244	1,807	4.b	(5,000)	3.	6,252
			1,717	4.i
Advance from related parties	—	1,075	(1,075)	4.c	—		—
Current portion of operating lease liabilities	—	37	—		—		37
Interest payable	—	14,087	—		(13,889)	3.	198
Convertible promissory notes	—	25,465	(25,215)	4.d	—		250
Derivative liability	—	96	(96)	4.e	—		—
Total current liabilities	7,576	41,918	(22,862)		(18,889)		7,743
Royalties payable	—	159	—		7,432	3.	7,591
Operating lease liabilities	—	88	—		—		88
Deferred tax liability	—	—	10,108	4.j	—		10,108
Total liabilities	7,576	42,165	(12,754)		(11,457)		25,530
Shareholders' equity:
Series X convertible preferred stock	—	—	1	2.	—		1
Private placement of Series A and B units	—	—	—		7,360	3.	7,360
Common stock	—	10	(10)	4.f	—		—
Additional paid-in capital	214,397	75,088	(81,545)	4.f	6,457	3.	298,408
			82,866	2.	1,145	3.
Accumulated deficit	(205,137)	(116,933)	116,933	4.f	—		(208,661)
			(1,807)	4.b
			(1,717)	4.i
Shareholders' (deficit) equity	9,260	(41,835)	114,721		14,962		97,108
Total liabilities and shareholders' equity	$16,836	$330	$101,967		$3,505		$122,638

See notes to unaudited pro forma condensed combined financial information.

RA MEDICAL SYSTEMS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands, except per share data)

For the Year Ended December 31, 2022

	Historical		Pro Forma
	Ra Medical	Catheter Precision	Pro Forma Adjustments	Notes	Other Transactions	Notes	Pro Forma Results
Net revenue	$14	$341	$—		$—		$355
Cost of revenue	161	33	—		—		194
Gross profit (loss)	(147)	308	—		—		161
Operating expenses:
Selling, general and administrative	16,250	3,485	5,748	4.a	—		30,062
			1,807	4.b
			1,055	4.g
			1,717	4.i
Research and development	6,392	240	—		—		6,632
Restructuring and impairment	4,172	—	—		—		4,172
Total operating expenses	26,814	3,725	10,327		—		40,866
Loss from operations	(26,961)	(3,417)	(10,327)		—		(40,705)
Other income (expense), net:
Interest expense	—	(3,078)			3,048	3.	(30)
Other income (expense), net	99	1,016	(1,029)	4.e	—		86
Total other income (expense), net	99	(2,062)	(1,029)		3,048		56
Loss before income taxes	(26,862)	(5,479)	(11,356)		3,048		(40,649)
Income taxes	3	—	—		—		3
Net loss	$(26,865)	$(5,479)	$(11,356)		$3,048		$(40,652)
Dividends on preferred shares	—	(907)	—		—		(907)
Net loss attributable to common shareholders	$(26,865)	$(6,386)	$(11,356)		$3,048		$(41,559)
Net loss attributable to common stockholders per share, basic and diluted	$(25.98)	$(0.80)					$(22.30)
Shares used in computing net loss per share:
Basic and diluted	1,034	7,987				4.h	1,864

RA MEDICAL SYSTEMS, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(Unaudited)

1.BASIS OF PRESENTATION

After completion of the Merger, the consolidated financial statements of the consolidated entity will be prepared and presented in accordance with U.S. GAAP. The unaudited pro forma condensed combined financial information includes (all financial information is prepared in accordance with U.S. GAAP):

(a)     The unaudited pro forma condensed combined balance sheet as at December 31, 2022, combines, (i) the audited balance sheet of Catheter Precision, as of December 31, 2022, as derived from information included as exhibits to this Form 8-K and (ii) the audited balance sheet of Ra Medical, as of December 31, 2022, as filed on Ra Medical’s Form 10-K with the SEC on March 28, 2023, as if the Merger had been completed on December 31, 2022.

(b)    The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 combines, (i) the audited statement of operations of Catheter Precision for the year ended December 31, 2022, as derived from information included as exhibits to this Form 8-K, and (ii) the audited statement of operations of Ra Medical for the year ended December 31, 2022, as filed on Ra Medical’s Form 10-K with the SEC on March 28, 2023, and gives effect to the Merger as if it took place as of January 1, 2022.

The unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements and notes included therein of Ra Medical and Catheter Precision, as referred to above. Further review may identify differences between the accounting policies of Catheter Precision and Ra Medical that, when conformed, could have a material impact on the financial statements of the combined company. At this time, Catheter Precision and Ra Medical are not aware of any accounting policy differences that would have a material impact on the unaudited pro forma condensed combined financial information of the combined company.

The Merger reflected in the unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with ASC 805, Business Combinations, under U.S. GAAP. Under the acquisition method, the total estimated purchase price consideration is calculated as described in Note 2 to the unaudited pro forma condensed combined financial information. In accordance with the accounting guidance for business combinations, the assets acquired and liabilities assumed of the accounting acquiree, Catheter Precision, will be measured at their estimated fair values on the date of acquisition. The pro forma financial information has been presented for Catheter Precision’s assets and liabilities based on their historical amounts as no valuation has occurred at this time to determine their respective fair values. Purchase price consideration in excess of the estimated fair value of net assets acquired and net liabilities assumed has been presented as goodwill and intangible assets in the unaudited pro forma condensed combined financial statements.

It is Ra Medical’s management’s opinion that the unaudited pro forma condensed combined financial information includes all adjustments necessary for the fair presentation of the Merger described herein, except for the adjustments that will result from the completion of the valuation. Management engaged a third-party valuation expert to help Ra Medical determine the purchase price consideration and the fair values of tangible and intangible assets acquired, and liabilities assumed, from Catheter Precision. The estimates used in the accompanying unaudited pro forma condensed combined financial information may differ materially from the amounts determined once management’s analysis has been completed. This unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not intended to reflect the results of operations or the financial position of Ra Medical which would have actually resulted had the Merger been effected on the dates indicated. Furthermore, the unaudited pro forma condensed combined financial information is not necessarily indicative of the results of operations that may be achieved in the future.

2.MERGER

The management of Ra Medical and Catheter Precision has preliminarily concluded that Ra Medical is the accounting acquirer and that the Merger represents a business combination pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations, or ASC 805 and Ra Medical will record the acquired assets and liabilities assumed at their fair value as of the Merger closing date. Purchase price consideration in excess of the estimated fair value of net assets acquired and net liabilities assumed has been presented as goodwill and intangible assets in the unaudited pro forma condensed combined financial statements.

Management has preliminarily estimated the Series X Preferred Stock purchase price consideration based on the closing market price of Ra Medical’s common stock on the date of the Merger, discounted for the Series X Preferred Stock’s lack of marketability, stockholder ownership limitations, and the nonvoting nature of the shares.

Purchase price consideration also includes the fair value of vested replacement options. Management engaged a third-party valuation expert to determine the fair-value-based measure of the replacement award included in the consideration transferred and the incremental or excess fair value included in compensation expense in the post-combination period, based on the guidance in ASC 805, and recognized as a Day 1 expense. In accordance with, and analogous to ASC 805, as no post-Merger services are required for the fully vested replacement awards, and Catheter Precision’s employees had rendered all of the required service for the Catheter Precision awards as of the date of the Merger, the incremental fair value is included in the estimated purchase price.

The portion of the replacement options that are included in the consideration transferred is the fair-value-based measure, determined at the acquisition date, of the original Catheter Precision award attributable to pre-combination service which represented $3.0 million. The difference between the fair-value-based measure of the replacement options and the amount included in consideration transferred was recognized as compensation cost in the Company’s post-combination financial statements in the amount of $1.1 million.

Management has preliminarily completed an external valuation analysis of the fair market value of Catheter Precision’s assets to be acquired and liabilities assumed. As a result, management has estimated the allocation of the preliminary purchase price consideration to Catheter Precision’s assets and liabilities. This preliminary purchase price allocation has been used to prepare the pro forma adjustments in the unaudited pro forma condensed combined balance sheet. The final purchase price allocation will be determined when the final purchase price has been determined, when the final acquired assets and assumed liabilities are known, and when detailed valuations, and any other studies and calculations deemed necessary, have been completed, reviewed by management and accepted by the Company. The final purchase price and purchase price allocation could differ materially from the preliminary purchase price and purchase price allocation used to prepare the pro forma adjustments. These differences could result from changes to the assets acquired, liabilities assumed, and/ or the ultimate determined purchase price consideration, or due to changes in the operations during the intervening period up until the closing of the Merger, among other factors.

On January 9, 2023, Ra Medical completed its acquisition of Catheter Precision. Pursuant to the terms of the Merger Agreement, Ra Medical issued 14,649.591 shares of Series X Preferred Stock to Catheter Precision debtholders and stockholders in exchange for 100% of the issued and outstanding common shares of Catheter Precision and the cancellation of the principal amount of certain Convertible Promissory Notes. The preliminarily estimated purchase price consideration has been based on the closing price of Ra Medical common stock on the NYSE American, on January 6, 2023, the last trading day before completion of the Merger, discounted for the Series X Preferred Stock’s lack of marketability, stockholder ownership limitations, and the nonvoting nature of the shares.

Number of convertible preferred shares issued	14,649.591
Conversion ratio (1)	1,000
Common stock equivalent shares	14,649,591
Estimated per share value of Series X Preferred Shares (2)	$5.45
Estimated Series X Preferred Share fair value	$79,840,271
Fair value of vested replacement options (3)	3,026,709
Estimated total consideration	$82,866,980

1.	As per the Merger Agreement the conversion ratio is applied to the convertible preferred shares issued to determined the number of equivalent common shares
2.

The per share fair value of the Series X Preferred Shares was estimated using the closing market price of Ra Medical’s common stock on the date of the Merger of $6.41, with a 15% discount applied to reflect the Series X Preferred Shares’ lack of marketability.

3.	Represents the incremental fair value of Catheter options that were fully vested as of the acquisition date assumed by Ra Medical as part of the Merger.

The actual purchase price consideration could differ significantly from the preliminary estimate when the valuation analysis is completed. Ra Medical’s Series X Preferred Stock possesses different characteristics than Ra Medical’s common stock and, therefore, was valued applying appropriate valuation discounts to the closing stock price of Ra Medical on January 9, 2023 of $6.41.

3.OTHER TRANSACTIONS

Settlement Agreements with the Department of Justice and Participating States

On December 28, 2020, the Company entered into a settlement agreement with the U.S., acting through the DOJ and on behalf of the OIG, and other settlement agreements with certain state attorneys general, collectively the Settlement Agreements, to resolve investigations and a related civil action concerning its marketing of the DABRA laser system and DABRA-related remuneration to certain physicians. As a result of the merger with Catheter Precision, the Company made payments of approximately $4.7 million and approximately $0.3 million to the DOJ and participating states, respectively, on February 7, 2023. The $5.0 million was accrued by the Company in the year ended December 31, 2022.

Warrant Inducement Offer

On January 9, 2023, the Company reduced the exercise price of certain existing warrants, or the “Existing Warrants”, exercisable for 331,608 shares of the Company’s common stock held by Armistice Master Fund Ltd., or “Armistice”, with exercise prices ranging from $14.00 to $526.50 per share to $4.00 per share, or the “Warrant Repricing”. In connection with the Warrant Repricing, the Company entered into a warrant inducement offer letter, or the “Inducement Letter”, with Armistice pursuant to which it would exercise up to all of the 331,608 Existing Warrants, or the “Inducement Offer”. In consideration for exercising the Existing Warrants pursuant to the terms of the Inducement Letter, the Company received approximately $1.3 million in gross cash proceeds. The Company paid the placement agent aggregate cash fees of approximately $0.2 million related to the Inducement Offer which represented 8.0% of the gross proceeds received from the Inducement Offer plus other offering costs. In consideration for exercising the Existing Warrants pursuant to the terms of the Inducement Letter, the Company issued Armistice a new Series E common stock purchase warrant, or “Series E Warrant”, to purchase 331,608 shares of common stock at an exercise price of $4.00 per share. The Series E Warrant is exercisable for five years from the date of stockholder approval. Exercise of the Series E Warrant in full was subject to approval of the pre-closing holders of Ra Medical’s stockholders which was obtained at the Stockholder Meeting on March 21, 2023.

The Warrant Repricing resulted in an immediate and incremental increase of approximately $0.3 million in the estimated fair value of the Existing Warrants in additional paid-in capital. The Company estimated the fair value of the Series E Warrant issued to be approximately $1.9 million based on a Black Scholes model.

Securities Purchase Agreement

On January 9, 2023, the Company entered into a Securities Purchase Agreement (“Securities Purchase Agreement”) for a private placement (“Private Placement”), with Armistice. Pursuant to the Securities Purchase Agreement, Armistice agreed to purchase, for an aggregate purchase price of approximately $8.0 million, (a) Class A units at a price that is the lower of $3.00 per unit and 90% of the 5 day volume weighted average closing price of the Company’s common stock immediately prior to obtainment of the approval of the Company’s stockholders of conversion of the PIPE Preferred Stock and PIPE Warrants (as each are defined below), each consisting of one share of Common Stock, one Series F Common Stock Purchase Warrant, or “Series F Warrant”, and one Series G Common Stock Purchase Warrant, or “Series G Warrant”, and together with the Series F Warrants (the “PIPE Warrants”) and (b) Class B units at a price of $1,000 per unit, each consisting of one share of a new series of the Company’s preferred stock, designated as Series A Convertible Preferred Stock, par value $0.0001, (the “PIPE Preferred Stock”) and one Series F Warrant and one Series G Warrant for each share of Company Common Stock underlying the PIPE Preferred Stock (each share of which is convertible into a number of shares of Ra Medical common stock equal to $1,000 divided by the lower of $3.00 and 90% of the 5 day volume weighted average closing price of the Company common stock immediately prior to the obtainment of the approval of the Company’s stockholders of conversion of the PIPE Preferred Stock and PIPE Warrants, or the Preferred Conversion Rate. The closing under the Securities Purchase Agreement and the sale and issuance of the Class A units and Class B units (and the issuance of any underlying common stock) was approved by the Company’s stockholders on March 21, 2023. At the closing of the Private Placement, the Company issued 497,908 Class A units for proceeds of approximately $0.8 million and 7,203 Class B units for proceeds of approximately $7.2 million which are convertible into up to 4,501,060 shares of common stock, as well as the issuance of warrants described below. Costs incurred in connection with the Private Placement were $0.6 million.

The PIPE Warrants are exercisable at an exercise price of $3.00 per share, subject to adjustments as provided under the terms of the PIPE Warrants. The PIPE Warrants are exercisable at any time on or after the closing date of the Private Placement until the expiration thereof, except that the PIPE Warrants cannot be exercised if, after giving effect thereto, the Purchaser would beneficially own more than 4.99%, or the Maximum Percentage, of the outstanding shares of common stock of the Company, which Maximum Percentage may be increased or decreased by the Purchaser with written notice to the Company to any other percentage specified not in excess of 9.99%. The Series F Warrants have a term of two years from the date of stockholder approval which was obtained on March 21, 2023, and the Series G Warrants have a term of six years from the date of stockholder approval.

Shares of PIPE Preferred Stock, the conversion of which was approved by the shareholders on March 21, 2023, convert into common stock at the option of the holder at the Preferred Conversion Rate, subject to certain ownership limitations as described below. The conversion price is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions.

Subject to limited exceptions, holders of shares of PIPE Preferred Stock will not have the right to convert any portion of their Preferred Stock if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or up to 9.99% at the election of the holder) of the number of shares of the Company’s common stock outstanding immediately after giving effect to its conversion.

Holders of PIPE Preferred Stock will be entitled to receive dividends on shares of PIPE Preferred Stock equal, on an as-if-converted-to-Common Stock basis, and in the same form as dividends actually paid on shares of the Common Stock. Except as otherwise required by law, the PIPE Preferred Stock does not have voting rights. However, as long as any shares of PIPE Preferred Stock are outstanding, the Company will not, without the affirmative vote of the holders of a majority of the then outstanding shares of the PIPE Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the PIPE Preferred Stock, (b) alter or amend the Certificate of Designation for the PIPE Preferred Stock, (c) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of PIPE Preferred Stock, (d) increase the number of authorized shares of PIPE Preferred Stock, or (e) enter into any agreement with respect to any of the foregoing. The PIPE Preferred Stock does not have a preference upon any liquidation, dissolution or winding-up of the Company. The holders of PIPE Preferred Stock shall be entitled to receive out of the assets, whether capital or surplus, of the Company the same amount that a holder of Common Company Stock would receive if the Pipe Preferred Stock were fully converted (disregarding for such purposes any conversion limitations) to Company Common Stock, which amounts will be paid pari passu with all holders of Company Common Stock.

The Company also entered into a registration rights agreement with the Purchasers requiring the Company to register the resale of the shares of Common Stock, the shares issuable upon exercise of the Warrants and the shares issuable upon the conversion of the PIPE Preferred Stock.

Royalties Payable

On January 9, 2023 the Company entered in an agreement with the Convertible Promissory Noteholders (“Noteholders”), which substantially consist of amount due to David A. Jenkins, Catheter Precision’s Chairman and CEO,  to forgive all accrued interest and future interest expense in exchange for a future royalty right. The Company will pay to the Noteholders a total royalty equal to approximately 12% of net sales of its Surgical Vessel Closing Pressure Device, commencing upon the first commercial sale, through December 31, 2035. The adjustment has an estimated fair value of approximately $7.4 million. The remaining accrued interest for the notes not converted at Closing was paid on February 9, 2023.

4.PRO FORMA ADJUSTMENTS

The adjustments reflect the acquisition method of accounting, which takes into account the total preliminary  estimated purchase price consideration transferred for Catheter Precision’s assets and liabilities, based on their fair values as provided in the preliminary purchase price allocation.

a.	The preliminary estimated purchase price consideration transferred, and assets acquired and liabilities assumed, have been allocated as follows (in thousands):

Estimated consideration (2.)	$82,867
Cash and cash equivalents	33
Other assets	152
Long-term assets	145
Accounts payable, accrued expenses and other liabilities	(2,806)
Royalties payable long-term	(7,591)
Intangible assets	37,000
Net assets assumed	26,933
Deferred tax liability	(10,108)

Excess of consideration over net assets assumed	$66,042

Excess of the purchase price over the estimated fair value of the net liabilities assumed has been reflected as Goodwill.

As part of the preliminary valuation analysis, the Company identified intangible assets, including technology, trade names and customer relationships. The fair value of identifiable intangible assets is determined primarily using a discounted cash flow method The following table summarizes the estimated fair values of Catheter Precision’s identifiable intangible assets and their estimated useful lives and uses a straight-line method of amortization:

	Estimated Fair Value	Estimated Useful Life in Years	Annual 2022 amortization expense
Developed Technology ‐ Vivo	$8,020	8	$1,002
Developed Technology ‐ Locket	27,060	6	4,510
Customer Relationships	220	5	44
Trademarks/Trade Names ‐ Vivo	1,480	9	164
Trademarks/Trade Names ‐ Locket	220	8	28
	$37,000		$5,748

A final determination of fair value may differ materially from the preliminary estimates and will include management’s final valuation. The final valuation may materially change the calculation of consideration, which could affect the fair value assigned to the assets acquired and liabilities assumed and could result in a change to the unaudited pro forma condensed combined financial information.

b.	The adjustment includes expenses relating to an employment agreement with the existing Ra Medical chief executive officer.

c.	The adjustment reflects repayment of the advanced payments received from a related party which were received in connection with the Merger and were repaid upon closing.

d.

The adjustment removes the Convertible Promissory Notes principal as the Convertible Promissory Notes have been converted to Ra Medical equity in conjunction with the Merger under the Debt Settlement Agreement and Release with certain Noteholders. The remaining principal outstanding for the notes not converted at Closing was paid on February 9, 2023.

e.

The adjustment removes the derivative liability and related expense or income for the changes in fair value of the derivative liability which will be terminated as the result of the conversion of the Convertible Promissory Notes.

f.	The adjustments remove the historical value of equity and accumulated deficit of the accounting acquiree.

g.	To reflect stock-based compensation expense for the replacement options issued in the Merger, as noted in Note 2 above, and require the holder to remain employed post-Merger.

h.

To reflect the impact of the 497,908 common shares issued in connection with the Private Placement and 331,608 common shares issued upon exercise of warrants in connection with the Inducement Offer, as described in Note 3. Anti-dilutive common share equivalents excluded from the computation of diluted net loss per share at December 31, 2022 consisted of warrants of 11,148,855, stock options of 990, assumed options of Catheter Precision of 753,694, restricted stock awards of 948, restricted stock units of 61, Series A Convertible Preferred Stock of 4,501,060, and Series X Convertible Preferred shares of 14,649,591.

i.

The adjustment reflects non-recurring transaction expenses incurred subsequent to December 31, 2022. Non-recurring transaction expenses of $3.3 million are included in the statement of operations for the year ended December 31, 2022 and $1.3 million remained unpaid as of December 31, 2022.

j.	Represents effective tax rate of 27.16% in establishing preliminary deferred tax liability on acquired intangible assets.